Mitek Names Jane J. Thompson, Former President of Walmart Financial Services to Board of Directors

SAN DIEGO, CA and LONDON, UK, Sept. 21, 2017 – Mitek (NASDAQ: MITK, www.miteksystems.com), a global leader in mobile capture and identity verification software solutions, today announced the appointment of Jane J. Thompson to its Board of Directors, effective immediately. In addition, Vinton Cunningham has informed the Board of his intention to retire from the Board at the end of calendar year 2017.

Jane J. Thompson brings more than 30 years of leadership experience from several multi-billion dollar organizations in a variety of industries including payments, lending and prepaid cards. Notably, she was the founder and President of Walmart Financial Services for almost 10 years and Partner at McKinsey & Company. She has served in senior executive roles at Sears Roebuck & Co. and Procter & Gamble, and has served as an Advisory Board member for Mitek since 2012. Ms. Thompson also currently serves on the Boards of VeriFone Systems, Navient, OnDeck and Blackhawk Network Holdings, and was previously an Advisory Board member for the Consumer Financial Protection Bureau.

“Ms. Thompson’s years of experience in corporate governance and driving business growth will be invaluable for Mitek as we look at innovative new ways to create trust for the global digital economy,” said James DeBello, Chairman and CEO, Mitek. “We welcome her to our Board of Directors and thank Mr. Cunningham for more than a decade of service and guidance to Mitek.”

Ms. Thompson is a distinguished thought leader in the financial services industry, recognized by American Banker as 2011’s Innovator of the Year and as one of the 25 Most Powerful Women in Finance. Ms. Thompson has a Master of Business Administration from Harvard Business School and Bachelor of Business Administration from the University of Cincinnati.

About Mitek
Mitek (NASDAQ: MITK) is a global leader in mobile capture and identity verification software solutions. Mitek’s ID document verification allows an enterprise to verify a user’s identity during a mobile transaction, enabling financial institutions, payments companies and other businesses operating in highly regulated markets to transact business safely while increasing revenue from the mobile channel. Mitek also reduces the friction in the mobile users’ experience with advanced data prefill. These innovative mobile solutions are embedded into the apps of more than 5,800 organizations and used by more than 80 million consumers for mobile check deposit, new account opening, insurance quoting, and more. For more information, visit www.miteksystems.com or www.miteksystems.co.uk. (MITK-F)

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Mitek Contact:
Ann Reichert
Senior Director of Marketing
pr@miteksystems.com

Katherine Verducci
MIX Public Relations
pr@mix-pr.com

Mitek Investor Contacts:
Todd Kehrli or Jim Byers
MKR Group, Inc.
mitk@mkr-group.com